SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 4, 2015

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Item 5.02.   Stephen C. Johnson Begins Serving as Vice President of Mortgage Operations of SecurityNational Financial Corporation and President of SecurityNational Mortgage Company.

On January 1, 2016, Stephen C. Johnson began serving as the Vice President of Mortgage Operations of Security National Financial Corporation (the "Company") and the President of SecurityNational Mortgage Company ("SecurityNational Mortgage"), a wholly owned subsidiary of the Company. On October 1, 2015, the Company's Board of Directors appointed Mr. Johnson to replace J. Lynn Beckstead, Jr. who had served as the Company's Vice President of Mortgage Operations from 2003 until his retirement on December 31, 2015 and as President of SecurityNational Mortgage from 1993 until his retirement on December 31, 2015. Mr. Johnson's appointments as the Company's Vice President of Mortgage Operations and the President of SecurityNational Mortgage took effect on January 1, 2016.

Prior to his appointment as the Company's Vice President of Mortgage Operations and as President of SecurityNational Mortgage, Mr. Johnson had been serving as Executive Vice President and Chief Operating Officer of SecurityNational Mortgage, positions he had held since 2012. From 2002 to 2012, Mr. Johnson served as Vice President and Chief Operating Officer of SecurityNational Mortgage.  From 2000 to 2002, he served as Vice President of Operations of SecurityNational Mortgage. From 1998 to 2000, Mr. Johnson served as Senior Vice President of Real Estate of Bank of Utah.

From 1997 to 1998, Mr. Johnson served as Manager of Mortgage Lending of Barnes Banking. During the period from 1982 to 1997, Mr. Johnson served as Vice President of Secondary Marketing of Western Mortgage Loan Company. Mr. Johnson holds a B.A. degree in International Relations from Brigham Young University and Master's degree in International Management and Finance from the American Graduate School of International Management (Thunderbird). From 1995 to 1998, Mr. Johnson was an instructor in Finance and Economics at the University of Phoenix.

Item 8.01. Approval of Stock Dividend.

Additionally, on December 4, 2015, the Company's Board of Directors approved a 5% stock dividend on all the Company's issued and outstanding shares of Class A and Class C common stock. Only holders of record of Class A and Class C common stock at the close of business on the record date of January 15, 2016 will be entitled to receive the stock dividend.

On February 5, 2016, the Company will issue the stock dividend to the holders of the shares of Class A and Class C common stock as of the record date. This is the 25th consecutive year that the Company's Board of Directors has approved the issuance of a 5% stock dividend to its stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: January 12, 2016	/s/ Scott M. Quist
Scott M. Quist, Chairman, President and
Chief Executive Officer